Exhibit 10.5

COOPERATION AGREEMENT

This Cooperation Agreement, dated as of June 29, 2020 (this “Agreement”), is by and among Liquidia Corporation, a Delaware corporation (the “Company”), Liquidia Technologies, Inc., a Delaware corporation (“Liquidia”), and each of PD Joint Holdings, LLC Series 2016-A and PBM Capital Finance, LLC (together, the “New Company Investor”).

RECITALS

WHEREAS, on the date hereof, the Company, Liquidia, RareGen, LLC, a Delaware limited liability company (“RareGen”), Gemini Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Liquidia Merger Sub”), Gemini Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“RareGen Merger Sub”), and PBM RG Holdings, LLC, a Delaware limited liability company, solely in its capacity as the Members’ Representative, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which on the closing of the Merger Agreement (the “Closing Date”) (A) Liquidia and RareGen will combine through (i) a merger of Liquidia Merger Sub with and into Liquidia, with Liquidia surviving the merger as a wholly owned subsidiary of the Company and (ii) a merger of RareGen Merger Sub with and into RareGen, with RareGen surviving the merger as a wholly owned subsidiary of the Company; (B) the stockholders and members of each of Liquidia and RareGen, respectively, will become stockholders of the Company upon the terms of the Merger Agreement; and (C) the New Company Investor and the other current members of RareGen, may be entitled to receive additional shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”), referred to as “Net Sales Earnout Shares” in the Merger Agreement, in 2022 pursuant to the terms of Section 2.5 of the Merger Agreement; and

WHEREAS, the Company and the New Company Investor have determined to come to an agreement with respect to certain matters relating to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Board Composition and Related Agreements.

(a) Board Appointment.

(i)     Following the execution of this Agreement and prior to the Closing Date, but conditional and effective upon the Closing Date, the Board and all applicable committees thereof shall take all necessary actions to appoint Paul B. Manning (the “New Director”) as a director of the Company. Mr. Manning shall serve as Class III director for a term expiring at the Company’s 2021 annual meeting of stockholders, and until his successor is elected and qualified, or until such director’s earlier resignation, removal or death. Following the execution of this Agreement and prior to the Closing Date, one of the current members of the Board will resign, conditional and effective upon the Closing Date, and Mr. Manning will fill the vacancy created by such resignation. The size of the Board shall not exceed nine (9) directors during the Cooperation Period (as defined below) unless at least two-thirds of the members of the Board approve an increase in the size of the Board.

(ii)     The Parties acknowledge that, at all times while serving as a member of the Board (and as a condition to such service), the New Director shall be subject to all policies, codes, guidelines and reasonable requests applicable to Board members generally, each as may be amended from time to time, including the Company’s Code of Conduct, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, fees and reimbursement of expenses, as are applicable to all non-employee directors of the Company.

(iii)     Subject to any applicable corporate governance documents of the Company and applicable stock exchange rules, concurrently with the New Director’s appointment to the Board, Mr. Manning shall be appointed to the Nominating and Corporate Governance Committee of the Board and, the Company agrees to maintain such committee appointment during the term of this Agreement, as long as such New Director (or, as applicable, their Replacement Designee (as defined below)) continues to serve on the Board.

(iv)     During the Cooperation Period, as long as the New Company Investor owns at least 66% of the Company’s Voting Securities owned by the New Company Investor as of the Closing Date (and subject to adjustment for stock splits, reclassifications, combinations, buybacks or similar transactions) and in the event that the New Director (or any Replacement Designee (as defined below), as applicable) becomes unwilling or unable to serve as a director and ceases to be a director, resigns as a director or is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the end of the Cooperation Period, then the members of the New Company Investor shall be entitled to designate, subject to the approval (not to be unreasonably withheld) of the applicable committee of the Board, a candidate for replacement of such New Director (such replacement, a “Replacement Designee”). Any Replacement Designee shall qualify as an independent director of the Company under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company. Following the approval of a candidate for Replacement Designee by the applicable committee of the Board, the Board shall promptly appoint such Replacement Designee to the Board. Upon his or her appointment to the Board, such Replacement Designee shall be deemed a New Director for all purposes under this Agreement.

(v)     So long as the New Director (or any Replacement Designee) serves on the Board in accordance with the terms of this Agreement, within a reasonable time prior to the filing with the SEC of the Company’s proxy statement or information statement with respect to each annual or special meeting of the stockholders of the Company (each, a “Stockholder Meeting”), the Company shall provide the New Company Investor with the reasonable opportunity to review the filing and comment on the information contained in such proxy or information statement applicable to the New Company Investor and the Company shall take into consideration all reasonable comments from the New Company Investor.

(b) Additional Agreements.

(i)     The New Company Investor agrees (A) to cause its Affiliates and Representatives (each as defined below) to comply with the terms of this Agreement and (B) that it shall be responsible for any breach of this Agreement by any such Affiliate or Representative. A breach of this Agreement by an Affiliate or Representative of the New Company Investor, if such Affiliate or Representative is not a Party hereto, shall be deemed to occur if such Affiliate or Representative engages in conduct that would constitute a breach of this Agreement if such Affiliate or Representative were a Party hereto to the same extent as the New Company Investor.

(ii)     During the Cooperation Period, each New Company Investor agrees that it shall, and shall cause each of its Affiliates to, appear in person or by proxy at each Stockholder Meeting and vote all Voting Securities beneficially owned, directly or indirectly, by the New Company Investor or such Affiliate (or which the New Company Investor or such Affiliate has the right or ability to vote as of the applicable record date) at such meeting (A) in favor of the slate of directors recommended by the Board, (B) against the election of any nominee for director not approved, recommended and nominated by the Board for election at any such Stockholder Meeting and (C) in accordance with the Board’s recommendation with respect to any other matter presented at such Stockholder Meeting; provided, that each New Company Investor shall be permitted to vote in its sole discretion with respect to any proposals relating to (i) an Extraordinary Transaction (as defined below) with a third party that is not an Affiliate of the New Company Investor, or (ii) amendments to the Company’s Certificate of Incorporation, Bylaws, or other governing documents of the Company that materially diminish stockholder rights.

(iii)     During the Cooperation Period, upon reasonable written request from the Company, the New Company Investor will promptly provide the Company with information regarding the amount of Voting Securities then beneficially owned by the New Company Investor. Such information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to law, legal process, subpoena, the rules of any stock exchange or any legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Company.

(iv)     Each Party (as defined below) agrees that, during the Cooperation Period, it shall not institute, solicit, join or assist in any litigation, arbitration or other proceeding (each, a “Legal Proceeding”) against or involving the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers (including derivative actions), other than (A) to enforce the provisions of this Agreement, (B) to make counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates, (C) to bring bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) in connection with the Merger Agreement or any Ancillary Agreement (as defined in the Merger Agreement); or (E) to exercise statutory appraisal rights; provided, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event that any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

Section 2.  Standstill Agreement. During the period commencing with the execution of this Agreement and ending on the later of (A) the one-year anniversary of the date on which the New Director or any Replacement Designee no longer serves on the Board, and (B) the three-year anniversary of the Closing Date (the “Cooperation Period”), each New Company Investor shall not, and it will cause each of its Affiliates not to, directly or indirectly (including through any director, officer, employee, partner, member, manager, consultant, legal or other advisor, agent or other representative (each of the foregoing, a “Representative”) of the New Company Investor or any Affiliate of the New Company Investor acting on behalf of the New Company Investor or any Affiliate of the New Company Investor), in any manner, alone or in concert with others, without the prior written consent of the Board:

(a) (i) acquire, cause to be acquired, or offer, seek or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or any acquisitions through a broad-based market basket or index), whether by purchase, merger, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act (as defined below)), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), ownership (beneficial or otherwise) of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the New Company Investor or any of its Affiliates holds, directly or indirectly, on an aggregate basis in excess of 20% of the then outstanding Voting Securities (the "Ownership Cap"); provided, however, that the Board may increase the Ownership Cap by an affirmative vote of a majority of the Board, (ii) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase or otherwise, any interest in any indebtedness of the Company, (iii) acquire, cause to be acquired, or offer, seek or agree to acquire (whether through equity purchase, asset purchase, merger or otherwise), ownership (including Beneficial Ownership (as defined below)) of any asset or business of the Company or any right or option to acquire any such asset or business from any person, in each case other than securities of the Company, or (iv) effect or seek to effect, offer or propose to effect, cause or participate in, or knowingly assist, facilitate, advise or encourage any other Person to effect or seek, offer or propose to effect or participate in an Extraordinary Transaction; provided, that nothing in Section 2(a)(iv) shall prohibit the New Company Investor from tendering into a tender or exchange offer commenced by a third party who is not a Representative of the New Company Investor or receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board; provided, further, that nothing in Section 2(a)(iii) or Section 2(a)(iv) shall prohibit the New Company Investor from participating as a co-investor in, or consultant with respect to, any offer, proposal or transaction otherwise prohibited by Section 2(a)(iii) or Section 2(a)(iv) so long as (A) such transaction has been approved by the disinterested members of the Board or such offer, proposal or transaction is made or entered into, as applicable, in accordance with a process established by the Company (which may include any potential counterparty’s entry into a confidentiality agreement with the Company), (B) neither the counterparty to the Company in such transaction nor its Affiliates is Affiliated with the New Company Investor, (C) the New Company Investor does not, directly or indirectly, engage in any discussions or enters into any arrangements, agreements or understandings with the counterparty to the Company or its Affiliates other than to the extent that (x) the New Company Investor is initially directly invited or solicited to do so by such counterparty or its Affiliates, (y) such counterparty has been invited or solicited by the Company or its legal or financial advisors to participate in a transaction process established by the Company or (z) such transaction has been presented by such counterparty to the Company, (D) the New Company Investor enters into a confidentiality agreement at least as favorable to the Company as the confidentiality agreement entered into by the Company’s counterparty in such transaction, if applicable, and (E) such transaction and the New Company Investor’s participation in such transaction does not arise, directly or indirectly, from any breach of this Agreement (including Section 2(f) and Section 2(k)) by the New Company Investor.

(b) (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board (other than pursuant to Section 1(a)(ii)) or take any action in respect of the removal of any director, (ii) knowingly seek or encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, provided, that nothing in this Agreement shall prevent the New Company Investor or its Affiliates or Representatives from taking actions in furtherance of identifying director candidates to the Company’s Nominating and Corporate Governance Committee in connection with the Company’s 2021 Annual Meeting of Stockholders, the Company’s 2022 Annual Meeting of Stockholders or the Company’s 2023 Annual Meeting of Stockholders so long as such actions do not create a public disclosure obligation for the New Company Investor or the Company, are not publicly disclosed by the New Company Investor or its Affiliates or Representatives and are undertaken on a basis reasonably designed to be confidential, (iii) submit, or knowingly seek or encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, or knowingly initiate, encourage or participate in any request, to call a Stockholder Meeting, (v) publicly seek to amend any provision of the Certificate of Incorporation, Bylaws, or other governing documents of the Company (each as may be amended from time to time), (vi) seek to change or control, or knowingly influence control of, the management, the Board, the business, the corporate structure or policies of the Company or (vii) take any action similar to the foregoing with respect to any subsidiary of the Company;

(c) solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, encourage or influence any person (other than the Company) in, any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(d) (i) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting or as otherwise permitted by Section 1(c)(ii)) or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(e) knowingly encourage, advise or influence any person, or knowingly assist any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign);

(f) form, join, knowingly encourage the formation of or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (provided, that nothing herein shall limit the ability of an Affiliate of the New Company Investor to join a group with the New Company Investor following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);

(g) make or publicly advance any request or submit any proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided, that the New Company Investor may make private requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the New Company Investor and is made by the New Company Investor in a manner that could not reasonably be expected to require, and that does not require, the public disclosure thereof by the Company, the New Company Investor or any other person;

(h) (i) make a request for a list of the Company’s stockholders or for any books and records of the Company whether pursuant to Section 220 of the General Corporation Law of the State of Delaware or otherwise or (ii) engage any private investigations firm or other person to investigate any of the Company’s directors or officers;

(i) make any public proposal with respect to, any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company;

(j) take any action that could reasonably be expected to require the New Company Investor, the Company or any of its subsidiaries or any other person to make a public announcement or disclosure regarding this Agreement (other than the Press Release (as defined below) and related Current Report on Form 8-K) or any matter addressed in this Section 2; or

(k) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or knowingly assist, encourage, solicit, seek or seek to cause any person to undertake any action inconsistent with this Section 2;

provided, however, that the restrictions in this Section 2 shall not prevent the New Company Investor or its Representatives from making any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by the New Company Investor). For the avoidance of doubt, nothing in this Section 2 shall be deemed to limit the exercise in good faith by a New Director of his fiduciary duties in his capacity as a director of the Company.

Section 3. Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 4. Representations and Warranties of the New Company Investor. The New Company Investor represents, warrants and covenants to the Company that (a) as of the date of this Agreement, the New Company Investor (i) owns, on the date of this Agreement the number of shares of common stock, $0.001 par value per share, of Liquidia (“Liquidia Common Stock”) adjacent to each such New Company Investor’s name on Schedule A hereto and (ii) will own, on the Closing Date, after giving effect to the Mergers (as defined in the Merger Agreement) the number of shares of Company Common Stock adjacent to each the New Company Investor’s name on Schedule A hereto; and (b) as of the date of this Agreement, the New Company Investor does not have a Synthetic Position (other than the shares of Liquidia Common Stock beneficially owned as set forth in clause (a) above) in any Voting Securities.

Section 5. Press Release; Communications. Promptly following the execution of this Agreement, Liquidia shall issue a mutually agreeable press release in the form attached hereto as Exhibit A (the “Press Release”) announcing certain terms of this Agreement and the material terms of the Merger Agreement and the other transactions contemplated hereby and thereby. Neither Liquidia nor the New Company Investor shall make or cause to be made, and Liquidia and the New Company Investor will cause their respective Affiliates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The New Company Investor acknowledges and agrees that Liquidia and the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. The New Company Investor shall be given a reasonable opportunity to review and comment on such Current Report on Form 8-K or other filing with the SEC to be made by Liquidia or the Company with respect to this Agreement, and Liquidia or the Company shall give reasonable consideration to any comments of the New Company Investor.

Section 6. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

Section 7. Certain Defined Terms. For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided, that “Affiliates” of a person shall not include any other person, solely by reason of the fact that such person or one or more of such person’s employees or principals serves as a member of such other person’s or such other person’s affiliated or related entity’s board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that no portfolio company of the New Company Investor shall be deemed to be an “Affiliate” of the New Company Investor or an Affiliate thereof.

(b) “Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, that a person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (“Exercise”) under or pursuant to (i) any Derivative (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities. A person shall be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities that such person has Beneficial Ownership of.

(c) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in the State of New York are authorized or required to be closed by applicable law.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

(e) “Extraordinary Transaction” means any merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company.

(f) “Party” means Liquidia, the Company, or the New Company Investor, individually, and “Parties” means Liquidia, the Company and the New Company Investor, collectively.

(g) “SEC” means the U.S. Securities and Exchange Commission.

(h) “Synthetic Position” means any option, warrant, convertible security, stock appreciation right or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (x) it conveys any voting rights in such Voting Securities to any person, (y) it is required to be or capable of being settled, in whole or in part, in Voting Securities or (z) any person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

(i) “Voting Securities” means, (i) prior to the Closing Date, Liquidia Common Stock and any other securities of Liquidia entitled to vote in the election of directors and (ii) on and after the Closing Date, the Company Common Stock and any other securities of the Company entitled to vote in the election of directors.

Section 8. Injunctive Relief. Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek the remedies of injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

Section 9. Securities Laws. Each New Company Investor acknowledges that it is aware that United States securities laws prohibit any person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may trade securities on the basis of such information. For the avoidance of doubt, and subject to compliance with United States securities laws, the members of the New Company Investor and its Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company shall notify the New Company Investor via email and reasonably in advance when such “open window” director trading periods begin and end. The Company acknowledges that none of the provisions herein shall in any way limit the activities of the New Company Investor or its Representatives in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of the members of the New Company Investor or its Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement.

Section 10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 11. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon transmission, when sent by e-mail or (iii) one Business Day (as defined below) after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to Liquidia or the Company:

P.O. Box 110085

Research Triangle Park, NC 27709

Attention: Shawn Glidden, Vice President, Legal Affairs and Secretary

E-mail: shawn.glidden@liquidia.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, NJ 07078

Attention:   Andrew P. Gilbert, Esq.

E-mail:       andrew.gilbert@us.dlapiper.com

If to the New Company Investor:

PD Joint Holdings, LLC, Series 2016-A

PBM Capital Holdings, LLC

c/o Tiger Lily Capital LLC

200 Garrett Street, Suite O

Charlottesville VA 22902

Attention: Don Mosman

investmentteam@tigerlilycap.com

Section 12. Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of Liquidia, the Company or the New Company Investor in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (the “Court of Chancery”) and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 13. Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 14. Non-Disparagement.

(a) Subject to applicable law, each of the Parties covenants and agrees that during the period commencing upon the execution of this Agreement and ending on the earlier of (i) the conclusion of the Cooperation Period and (ii) such time as the other Party or any of its Affiliates, Representatives, successors or assigns shall have breached this Section 14(a), neither it nor any of its respective Affiliates or any Representatives acting on their behalf, or its successors or assigns, shall in any way disparage, slander, attempt to discredit, call into disrepute, defame, make or cause to be made any statement or announcement that constitutes an ad hominem attack on the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current or former officer of a Party or a Party’s subsidiaries), directors (including any current or former director of a Party or a Party’s subsidiaries) or Representatives.

(b) Nothing in this Section 14 will be deemed to prevent either Liquidia, the Company or the New Company Investor from complying with its respective disclosure obligations under law, legal process, subpoena, the rules of any stock exchange or any legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought.

Section 15. Termination. The obligations of the Parties under this Agreement will terminate on the date that is the end date of the Cooperation Period, unless another period is specifically set forth herein or otherwise mutually agreed in writing by each Party. The obligations of the New Company Investor pursuant to Sections 1 and 2 shall terminate in the event that the Company materially breaches its obligations to the New Company Investor pursuant to Section 1 or the representations and warranties in Section 3 of this Agreement (as they pertain to the Company) and such breach (if capable of being cured) has not been cured within thirty (30) calendar days following written notice of such breach from the New Company Investor, or, if impossible to cure within 30 calendar days, the Company has not taken substantive action to correct within thirty (30) calendar days following written notice of such breach from the New Company Investor. Notwithstanding the foregoing, (a) Section 7 through Section 13, this Section 15, and Section 16 through Section 20 of this Agreement will survive the termination of this Agreement; and (b) no termination of this Agreement will relieve any Party of liability for any breach of this Agreement arising prior to such termination.

Section 16. No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.

Section 17. Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by the Company, Liquidia and the New Company Investor.

Section 18. Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 19. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 20. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word “or” is not exclusive.

[Remainder of page intentionally left blank; signature pages follow]

       IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

LIQUIDIA CORPORATION

By:	/s/ Neal F. Fowler
Name:	Neal F. Fowler
Title:	Chief Executive Officer

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Neal F. Fowler
Name:	Neal F. Fowler
Title:	Chief Executive Officer

[Gemini – Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

NEW COMPANY INVESTOR:

PBM Capital Finance, LLC

By:	/s/ Paul B. Manning
Name:	Paul B. Manning
Title:	President

PD Joint Holdings, LLC Series 2016-A

By: Tiger City Capital, LLC, its manager

By:	/s/ Paul B. Manning
Name:	Paul B. Manning
Title:	Manager

By:	/s/ Bradford Manning
Name:	Bradford Manning
Title:	Manager

[Gemini – Signature Page to Cooperation Agreement]

SCHEDULE A

New Company Investor

Name and Address	Number of Shares of Liquidia Common Stock Held on the Date of This Agreement	Number of Shares of Company Common Stock to be Held on the Closing Date
PD Joint Holdings, LLC, Series 2016-A PBM Capital Finance, LLC c/o Tiger Lily Capital LLC 200 Garrett Street, Suite O Charlottesville VA 22902 Attention: Don Mosman investmentteam@tigerlilycap.com	539,233[1]	4,895,983[2]

1 This number of shares excludes (a) any shares acquired by PD Joint Holdings, LLC, Series 2016-A, PBM Capital Finance, LLC or any affiliated entity in any offering of securities by Liquidia on the date hereof, and (b) the 479,233 shares of Liquidia Common Stock that are held by BKB Growth Investments, LLC, an entity whose manager is Tiger Lily Capital, LLC of which Paul B. Manning serves as a manager, but for which Paul B. Manning is not a beneficial owner.

2 This number of shares includes PBM Capital Finance, LLC’s proportional shares of the Holdback Shares (as defined in the Merger Agreement), but excludes (a) any shares acquired by PD Joint Holdings, LLC, Series 2016-A, PBM Capital Finance, LLC or any affiliated entity in any offering of securities by Liquidia on the date hereof, (b) the 479,233 shares of Liquidia Common Stock that are held by BKB Growth Investments, LLC, an entity whose manager is Tiger Lily Capital, LLC of which Paul B. Manning serves as a manager, but for which Paul B. Manning is not a beneficial owner, and (c) any Net Sales Earnout Shares (as defined in the Merger Agreement) that may be issued to PBM Capital Finance, LLC based on the achievement of certain milestones pursuant to the Merger Agreement.

EXHIBIT A

Press Release

(See attached)

Liquidia Technologies, Inc.
419 Davis Drive, Suite 100`
Morrisville, NC 27560
MEDIA RELEASE

www.liquidia.com

Liquidia to Acquire RareGen, LLC, and Expand Presence in PAH

•	Acquisition Bolsters Liquidia’s Capabilities in Pulmonary Arterial Hypertension (PAH) and Commercial Readiness for LIQ861, if Approved

•	Two New Directors, - Roger Jeffs, Ph.D. and Paul Manning, to Join Board Concurrent with Acquisition Close

RESEARCH TRIANGLE PARK, N.C., June 29, 2020 - Liquidia Technologies, Inc. (NASDAQ: LQDA), a late-stage clinical biopharmaceutical company focused on the development and commercialization of novel products using its proprietary PRINT® technology, announced it has entered into a definitive agreement to acquire RareGen, LLC, a portfolio company of PBM Capital, through an all-stock merger. Liquidia and RareGen will consolidate under a new holding company, to be named Liquidia Corporation, which is expected to trade on the Nasdaq Capital Market under the ticker symbol “LQDA,” as the successor to Liquidia Technologies. RareGen provides strategy, investment, and commercialization for rare disease pharmaceutical products. RareGen has a small, targeted sales force focused on PAH.

RareGen acquired the right to promote Sandoz’s first-to-file generic of Remodulin® (treprostinil) for the treatment of patients with PAH. In March 2019, Sandoz and RareGen launched their generic treprostinil injection, making it the first generic of Remodulin® to market. Liquidia Corporation will assume RareGen’s responsibilities under the agreement with Sandoz following closing of the merger transaction.

This acquisition reinforces Liquidia’s commitment to the PAH community and continued pursuit to address the unmet needs of patients and the healthcare professionals who treat them. The potential introduction of LIQ861 as a more convenient inhaled treprostinil over the currently available inhaled option, combined with RareGen’s parenteral treprostinil options emphasize Liquidia’s commitment to addressing the patient continuum of treatment. In addition, these combined entities further enhance the organization’s knowledge base, customer reach and commercial planning in preparation for the potential launch of LIQ861, if approved.

“The acquisition of RareGen creates tremendous value for Liquidia’s stockholders and, most importantly, patients,” stated Neal Fowler, Chief Executive Officer of Liquidia. “RareGen offers a knowledgeable team and scalable sales force, coupled with rights to commercialize an important PAH product that complements Liquidia’s lead product candidate in PAH, LIQ861. The acquisition of RareGen bolsters Liquidia’s ability to advance much needed treatment options for the PAH community."

Liquidia Technologies, Inc.
419 Davis Drive, Suite 100`
Morrisville, NC 27560
MEDIA RELEASE

www.liquidia.com

Following the closing of the merger transaction, Liquidia and RareGen will be wholly owned operating subsidiaries of Liquidia Corporation. Under the terms of the merger agreement, Liquidia will acquire 100 percent ownership of RareGen for 6,166,666 shares of Liquidia Corporation common stock. RareGen members are entitled to receive between 1,458,333 and 2,708,333 shares of additional Liquidia Corporation common stock if certain RareGen net sales thresholds are met in 2021. The transaction was approved by the boards of directors of Liquidia and RareGen and is expected to close in the fourth quarter of 2020, subject to customary closing conditions, including approval by Liquidia Technologies stockholders and a registration statement on Form S-4 being declared effective by the Securities and Exchange Commission (SEC). Under the terms of the merger agreement, at the close of the transaction Liquidia Technologies stockholders will receive an identical number of shares of Liquidia Corporation common stock in exchange for their Liquidia Technologies common stock.

At the closing of the merger transaction, two of RareGen’s current directors, Paul B. Manning, of PBM Capital Group, a current investor in Liquidia and beneficial owner of a majority of RareGen’s equity, and Roger A. Jeffs, Ph.D., former Co-CEO of United Therapeutics, will join the Liquidia Corporation Board of Directors and one member of the current Liquidia Board of Directors will resign, resulting in a nine member board of directors post-closing.

“The combined company formed through this transaction aims to expand access and treatment options for PAH patients,” said Paul Manning, President and CEO of PBM Capital Group. “We are excited about LIQ861 and think it will offer a more convenient, and portable treatment option for inhaled Treprostinil. RareGen’s commitment to, and knowledge in the PAH space will amplify Liquidia’s efforts to support this difficult-to-treat patient group.

Certain of Liquidia’s stockholders, representing approximately 38.5 percent of its current outstanding common stock, have agreed to vote in favor of the merger agreement.

Jefferies LLC acted as exclusive financial advisor, and DLA Piper LLP acted as legal counsel, to Liquidia in connection with the transaction.

About Liquidia

Liquidia is a late-stage clinical biopharmaceutical company focused on the development and commercialization of novel products using its proprietary PRINT® technology to transform the lives of patients. PRINT is a particle engineering platform that enables precise production of uniform drug particles designed to improve the safety, efficacy and performance of a wide range of therapies. Currently, Liquidia is focused on the development of two product candidates for which it holds worldwide commercial rights: LIQ861 for the treatment of pulmonary arterial hypertension (PAH) and LIQ865 for the treatment of local post-operative pain. Liquidia is headquartered in Research Triangle Park, NC. For more information, please visit www.liquidia.com.

Liquidia Technologies, Inc.
419 Davis Drive, Suite 100`
Morrisville, NC 27560
MEDIA RELEASE

www.liquidia.com

About RareGen

RareGen is a portfolio company of PBM Capital Group, a healthcare investment firm. RareGen provides strategy, investment, and commercialization for rare disease pharmaceutical products. RareGen has a national sales force focused on cardiology and pulmonology specialties.

Important Information About the Transaction and Where to Find It

In connection with the proposed merger transaction, Liquidia will be filing documents with the SEC, including the filing by Liquidia Corporation of a registration statement on Form S-4, and Liquidia Technologies intends to mail a proxy statement regarding the proposed merger transaction to its stockholders that will also constitute a prospectus of Liquidia. After the registration statement is declared effective, Liquidia Technologies plans to mail to its stockholders the notice of internet availability of the definitive proxy statement/prospectus and may also file other documents with the SEC regarding the proposed merger transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document which Liquidia may file with the SEC. Investors and security holders of Liquidia Technologies and RareGen are urged to read the registration statement, the proxy statement/prospectus and any other relevant documents, as well as any amendments or supplements to these documents, carefully and in their entirety when they become available because they will contain important information. Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Liquidia through the website maintained by the SEC at www.sec.gov or by contacting the investor relations department of Liquidia at the following:

Liquidia Technologies, Inc.

Jason Adair
Investor Relations
240.372.1664
Jason.adair@liquidia.com

Participants in the Solicitation

Liquidia, RareGen and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction and related matters. Information regarding Liquidia Technologies’ directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Liquidia Technologies’ Form 10-K for the year ended December 31, 2019 and its proxy statement filed on April 28, 2020, which are filed with the SEC. Additional information will be available in the registration statement on Form S-4 and the proxy statement/prospectus when they become available.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Liquidia Technologies, Inc.
419 Davis Drive, Suite 100`
Morrisville, NC 27560
MEDIA RELEASE

www.liquidia.com

Cautionary Statements Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the proposed merger transaction or the anticipated benefits thereof, including, without limitation, future financial and operating results. We caution readers that these and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to risks and uncertainties related to (i) the ability to obtain Liquidia Technologies stockholder and regulatory approvals, or the possibility that they may delay the merger transaction or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the merger transaction, (ii) the risk that a condition to closing of the merger transaction may not be satisfied; (iii) the ability of Liquidia Technologies and RareGen to integrate their businesses successfully and to achieve anticipated cost savings and other synergies, (iv) the possibility that other anticipated benefits of the proposed merger transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations, and the anticipated tax treatment, (v) potential litigation relating to the proposed merger transaction that could be instituted against Liquidia, RareGen or their respective officers or directors, (vi) possible disruptions from the proposed merger transaction that could harm Liquidia Technologies’ or RareGen’s business, including current plans and operations, (vii) the ability of Liquidia Technologies or RareGen to retain, attract and hire key personnel, (viii) potential adverse reactions or changes to relationships with employees, customers, suppliers, licensees, collaborators, business partners or other parties resulting from the announcement or completion of the merger transaction, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger transaction that could affect Liquidia’s and/or RareGen’s financial performance, (x) certain restrictions during the pendency of the merger transaction that may impact Liquidia Technologies’ or RareGen’s ability to pursue certain business opportunities or strategic transactions, (xi) continued availability of capital and financing and rating agency actions, (xii) legislative, regulatory and economic developments and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, global pandemics such as coronavirus, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed merger transaction, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed merger transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Liquidia Technologies’ or RareGen’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Liquidia Technologies nor RareGen assumes any obligation to provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Liquidia Technologies, Inc.
419 Davis Drive, Suite 100`
Morrisville, NC 27560
MEDIA RELEASE

www.liquidia.com

Contact Information

Media:
Michael Parks
Corporate Communications
484.356.7105
michael.parks@liquidia.com

Investors:
Jason Adair
Vice President, Corporate Development and Strategy
919.328.4400
jason.adair@liquidia.com